Exhibit 10.4

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This Third Amendment (the “Third Amendment”), is made and entered into as of this 19th day of June, 2014, and is an amendment to that certain Employment Agreement dated as of April 29, 2011, between SHFL entertainment, Inc. formerly known as Shuffle Master, Inc., a Minnesota corporation (“SHFL”), and Kathryn S. Lever (“Executive”), amended by that certain Amendment to Employment Agreement dated as of November 25, 2013, between Bally Technologies, Inc. (the “Company”), as successor in interest by merger to SHFL, and amended by that certain Second Amendment to Employment Agreement dated as of May 13, 2014 (collectively, the “Employment Agreement”).  All capitalized terms used in this Third Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree as follows:

1.         Article I of the Agreement is hereby deleted in its entirety and replaced with the following Article 1:

Employment.  The term of Executive’s employment under this Agreement shall begin on the Agreement Date and continue until such time as either the Company or the Executive terminates Executive’s employment (the “Employment Period”).  Subject to the terms of this Agreement, Company may terminate Executive’s employment at any time for any reason or for no reason.  Executive may terminate her employment upon not less than forty-five (45) days’ prior written notice to the Board of Directors of the Company (the “Board”).  Company and Executive understand that Executive is employed at will, subject to discharge at any time, with or without notice, for any reason or for no reason whatsoever.  Where this Agreement provides for the provision of a perquisite or benefit that is subject to or governed by Company’s plans or policies, Executive agrees that Company may alter, amend, limit or otherwise eliminate such plans or policies at will.

2.         Article V(C) is hereby deleted in its entirety.

Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

Company:		Executive:

Bally Technologies, Inc.

By:	/s/ Neil Davidson	/s/ Kathryn Lever
Name:	Neil Davidson	Kathryn S. Lever
Its:	Senior Vice President, Chief Financial Officer and Treasurer

APPROVED:

Bally Technologies, Inc. Compensation Committee

By:	/s/ Josephine Linden
Name:	Josephine Linden
Its:	Chairman